Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	First Quarter
	2013	2012
	($ in millions, except per share amounts)

Railway operating revenues
Coal	$635	$766
General merchandise	1,530	1,496
Intermodal	573	527
Total railway operating revenues	2,738	2,789

Railway operating expenses
Compensation and benefits	780	786
Purchased services and rents	393	391
Fuel	429	413
Depreciation	227	224
Materials and other	218	230
Total railway operating expenses	2,047	2,044

Income from railway operations	691	745

Other income – net (note 1)	135	29
Interest expense on debt	129	120

Income before income taxes	697	654

Provision for income taxes
Current	173	156
Deferred	74	88
Total income taxes	247	244

Net income	$450	$410

Earnings per share (notes 1 & 2)
Basic	$1.43	$1.24
Diluted	1.41	1.23

Weighted average shares outstanding (note 3)
Basic	314.5	328.3
Diluted	318.1	332.9

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	First Quarter
	2013	2012
	($ in millions)

Net income	$450	$410
Other comprehensive income, before tax:
Pension and other postretirement benefits	36	32
Other comprehensive income (loss) of equity investees	1	(4)
Other comprehensive income, before tax	37	28
Income tax expense related to items of other
comprehensive income	(14)	(12)
Other comprehensive income, net of tax	23	16

Total comprehensive income	$473	$426

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2013	2012
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$672	$653
Short-term investments	15	15
Accounts receivable – net	1,158	1,109
Materials and supplies	246	216
Deferred income taxes	167	167
Other current assets	65	82
Total current assets	2,323	2,242

Investments	2,341	2,300
Properties less accumulated depreciation of $10,042 and $9,922,
respectively	25,870	25,736
Other assets	65	64

Total assets	$30,599	$30,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,188	$1,362
Short-term debt	-	200
Income and other taxes	319	206
Other current liabilities	350	263
Current maturities of long-term debt	47	50
Total current liabilities	1,904	2,081

Long-term debt	8,438	8,432
Other liabilities	2,226	2,237
Deferred income taxes	7,921	7,832
Total liabilities	20,489	20,582

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 315,088,379 and 314,034,174 shares,
respectively, net of treasury shares	316	315
Additional paid-in capital	1,976	1,911
Accumulated other comprehensive loss	(1,086)	(1,109)
Retained income	8,904	8,643

Total stockholders’ equity	10,110	9,760

Total liabilities and stockholders’ equity	$30,599	$30,342

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Quarter
	2013	2012
	($ in millions)
Cash flows from operating activities
Net income	$450	$410
Reconciliation of net income to net cash provided by operating activities:
Depreciation	228	226
Deferred income taxes	74	88
Gains and losses on properties and investments (note 1)	(99)	(1)
Changes in assets and liabilities affecting operations:
Accounts receivable	(49)	(34)
Materials and supplies	(30)	(19)
Other current assets	17	5
Current liabilities other than debt	96	316
Other – net	36	44
Net cash provided by operating activities	723	1,035

Cash flows from investing activities
Property additions	(379)	(461)
Property sales and other transactions	19	2
Investments, including short-term	(5)	(4)
Investment sales and other transactions	(1)	27
Net cash used in investing activities	(366)	(436)

Cash flows from financing activities
Dividends	(157)	(155)
Common stock issued – net	55	31
Purchase and retirement of common stock (note 3)	(33)	(400)
Proceeds from borrowings – net	-	696
Debt repayments	(203)	(218)
Net cash used in financing activities	(338)	(46)

Net increase in cash and cash equivalents	19	553

Cash and cash equivalents
At beginning of period	653	276

At end of period	$672	$829

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$62	$60
Income taxes (net of refunds)	23	2

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.OTHER INCOME – nET

First quarter 2013 results include a $97 million land sale gain, which increased net income by $60 million or $0.19 per share.

2. Earnings Per Share

For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the first quarter, $2 million in 2013 and $3 million in 2012.

For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the first quarter, $1 million in 2013 and $2 million in 2012.

3. Stock Repurchase Program

We repurchased and retired 0.5 million shares of common stock in the first quarter of 2013, at a cost of $33 million, and 5.7 million shares at a cost of $400 million for the same period of 2012.  On August 1, 2012, our Board of Directors authorized the repurchase of up to an additional 50 million shares of common stock through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, we have repurchased and retired 128.9 million shares at a total cost of $7.5 billion.